Exhibit 99.1
Harmonic Appoints Harold Covert to its Board of Directors
SUNNYVALE, CALIF — June 27, 2007 - Harmonic Inc. (NASDAQ: HLIT) today announced that Harold Covert, 60, a highly experienced Silicon Valley financial executive, has been appointed to the Company’s Board of Directors and as Chairman of its Audit Committee. Mr. Covert fills the vacancy created by the recent retirement of Michel Vaillaud, 75, who served on Harmonic’s Board since 1997.
Mr. Covert is currently Executive Vice President and Chief Financial Officer of Openwave Systems and has served in that capacity since 2005. Prior to Openwave, Mr. Covert was Chief Financial Officer at Extreme Networks and Silicon Graphics, as well as at Adobe Systems. He is also a Director and Chairman of the Audit Committee of JDSU. He holds a BS degree in Business Administration from Lake Erie College and an MBA degree from Cleveland State University and is also a Certified Public Accountant.
“I am delighted to welcome Hal to our Board,” said Patrick J. Harshman, President and CEO of Harmonic Inc. “We expect that Hal’s experience and outstanding record with leading Silicon Valley technology companies will be of great value to our Board and to its Audit Committee. He complements our already distinguished Board as a seasoned executive who is independent of the management team and who brings broad technology industry experience and in-depth financial skills. We look forward to his active participation on our Board of Directors and Audit Committee.”
“Michel’s unique perspective and experience were invaluable to our Board during his ten years of service. His support and commitment to Harmonic’s success are greatly appreciated and his presence will be missed,” added Mr. Harshman.
Together, Harmonic’s Board of Directors represents a wide range of financial, technical, business and industry expertise. The other members of Harmonic’s Board of Directors are: Patrick Harshman, E. Floyd Kvamme, Anthony Ley, William Reddersen, Lewis Solomon, and David Van Valkenburg.
About Harmonic Inc.
Harmonic Inc. is a leading provider of versatile and high performance video solutions that enable service providers to efficiently deliver the next generation of broadcast and on-demand services including high definition, video-on-demand, network personal video recording and time-shifted TV. Cable, satellite, broadcast and telecom service providers can increase revenues and lower operational expenditures by using Harmonic’s digital video, broadband optical access and software solutions to offer consumers the compelling and personalized viewing experience that is driving the business models of the future.
Harmonic (NASDAQ: HLIT) is headquartered in Sunnyvale, California with R&D, sales and system integration centers worldwide. The Company’s customers, including many of the world’s largest communications providers, deliver services in virtually every country. Visit www.harmonicinc.com for more information.